TERMINAL ILLNESS ACCELERATED BENEFIT RIDER

NOTICE: Benefits available under this Rider may or may not be taxable. Whether or not the Owner or the Beneficiary incurs a tax liability for benefits under this rider depends o how the IRS interprets applicable portions of the Tax Code. As with all tax matters, the Owner should consult a personal tax advisor to assess the impact of this benefit.

Non-participating - No annual dividends.

THE CONTRACT

Right to Examine Rider - This rider may be returned within 20 days after its receipt to the agent through whom this Policy was purchased or to our Home Office. Upon cancellation, it will be void from the beginning.

Renewability - We will not cancel this Rider. Unless the Owner requests termination of this Rider, it will remain in force as long as this Policy remains in force.

DEFINITIONS

We, our, us - As used in this Rider, the terms "we," "our," and "us" refer to Pan-American Assurance Company.

Policy - The Policy to which this rider is attached.

Effective Date - The Effective Date of this rider will be as follows:

          1. For a Rider requested in the original application for this Policy, the Effective Date will be the Policy Date.

          2. For a Rider requested after the Policy Date, the Effective Date will be the date shown on the Policy Contract Amendment.

          3. For any insurance that has been reinstated, or for any increase in coverage, the Effective Date of such coverage under this Rider will be the effective date of such coverage described in this Policy.

Accelerated Benefit Insured - Accelerated Benefit Insured means each person so named in an application or supplemental application for this Rider, if approved by us.

Eligible Death Benefit - At any point in time, the Eligible Death Benefit for each Accelerated Benefit Insured is the sum of A plus B where (A) is any Death Benefit on the life of the Accelerated Benefit Insured provided by this Policy. In order for such Death Benefit to be part of this Eligible Death Benefit, this Policy must have at least two years remaining from the date of the Initial Accelerated Benefit until its expiration date, if any, and (B) is any death benefit on the life of the Accelerated Benefit Insured provided by a rider to this Policy, other than an Accidental Death Benefit Rider. In order for such death benefit to be part of the Eligible Death Benefit, such rider must have at lest two years remaining from the date of the Initial Accelerated Death Benefit until its expiration date, if any.

Any increase or decrease in any of these items will be automatically be reflected in the calculation of the Eligible Death Benefit at the time the increase or decrease becomes effective.

Accelerated Benefit - An Accelerated Benefit is the advance of any party of the Eligible Death Benefit prior to the date of the death of the Accelerated Benefit Insured. Under the terms of this Rider, each Accelerated Benefit advance results in the establishment of a prior and paramount lien against the Eligible Death Benefit of this Policy equal to the amount advanced. Any benefits that are not part of the Eligible Death Benefit are not affected by any Accelerated Benefit advanced under the terms of this Rider.

Rider Administrative Charge - The Rider Administrative Charge, if any, will be determined at the time the Initial Accelerated Benefit is applied for. It will not exceed the greater of $300 or 2% of the Initial Accelerated Benefit.

Initial Accelerated Benefit - The Initial Accelerated Benefit will be calculated as of the date that satisfactory Rider Proof of Loss is received by us and will be the lesser of:

                  1. The amount the Owner requests to receive in cash plus any Rider Administrative Charge, overdue premium, and overdue interest charge that the Owner requests be paid from the proceeds of the Initial Accelerated Benefit; or

                  2.       62.5% of the Maximum Accelerated Benefit.



Maximum Accelerated Benefit - At any point in time, the Maximum Accelerated Benefit is the result of A minus B, where (A) is the lesser of $400,000 or 80% of the Eligible Death Benefit, and (B) is the total outstanding policy loan.

Any increase or decrease in the Eligible Death Benefit will automatically be reflected in the calculation of the Maximum Accelerated Benefit at the time the increase or decrease becomes effective.

Subsequent Accelerated Benefit - A Subsequent Accelerated Benefit is any Accelerated Benefit advanced after the date of the Initial Accelerated Benefit. A Subsequent Accelerated Benefit may only be used to pay a regularly scheduled premium or interest charge due on this Policy.

Terminal Illness - Terminal Illness is a noncorrectable medical condition, as determined by a Physician Statement, that:

          1. With reasonable medical certainty, will result in the death of the Accelerated Benefit Insured in less than 12 months from the date of the Physician Statement; and

          2.   Was first diagnosed on or after the Effective Date of this Rider.

Physician Statement - A Physician Statement means a statement acceptable to us, signed by a Physician licensed to prepare the required diagnosis. The statement must:

          1.   Give  the  Physician's   diagnosis  of  the  Accelerated  Benefit
               Insured's non-correctable medical condition;

          2. Be dated the same as the date of the diagnosis, with the date of diagnosis at least 14 days after the onset of the non-correctable medical condition; and

          3. State that, with reasonable medical certainty, the non-correctable medical condition will result in the death of the Accelerated Benefit Insured in less than 12 months from the date of th Physician Statement assuming the exercise of ordinary and reasonable medical care, advice, and treatment available in the same or similar communities.

Net Surrender Value - Cash Surrender Value less any indebtedness due to policy loan.

BENEFITS

Description of Benefits

We will advance the Initial Accelerated Benefit if the Accelerated Benefit Insured develops a Terminal Illness, subject to the provisions of this Rider. We will advance the Initial Accelerated Benefit as a lump sum, unless the Owner requests payment of the advance in an alternative form that is approved by us. The minimum amount of each alternative payment is $500.

We may charge a one time Rider Administrative Charge as described in the Rider Administrative Charge definition.

At the request of the Owner, the proceeds of a Subsequent Accelerated Benefit may be used to pay each eligible premium or interest charge until the Maximum Accelerated Benefit has been advanced. Any regularly scheduled premium or interest charge becoming due after the date the Initial Accelerated Benefit is advanced will be eligible for payment using the proceeds of a Subsequent Accelerated Benefit. If this Policy is a flexible premium policy, the Planned Periodic Premium will be considered a regularly scheduled premium for the purposes for this provision.

Waiver of Premiums or Cost of Insurance

If all of the following occur:

          1. A Disability Benefit Payment Rider or a Waiver of Monthly Deductions Rider on the Accelerated Benefit Insured is attached to this Policy;

          2. That Rider is in force at the time of the Claim for this Rider's benefits; and

          3.   Rider Proof of Loss is submitted and approved;

          4.   Satisfaction of any elimination period requirement;

then the purposes of the Disability Benefit Payment Rider or for purposes of the Waiver of Monthly Deductions Rider the Accelerated Benefit Insured will be deemed to be Totally Disabled for as long as the most recently provided Rider Proof of Loss continues to apply.

Conditions for Advance of Initial Accelerated Benefit

The advance of the Initial Accelerated Benefit is subject to the following conditions:

          1. This Policy must be in force other than as Extended Term Insurance or Reduced Paid-Up Insurance.

          2. The sum of the Initial Accelerated Benefit and any existing liens against any other policies issued by us on the life of the
               Accelerated   Benefit   Insured   must  not  exceed  the  Maximum
               Accelerated Benefit determined at the time of the Initial Accelerated Benefit.

          3. During the lifetime of the Accelerated Benefit Insured, we must receive Rider Proof of Loss that is acceptable to us.

          4. This Policy must not be legally or equitably assigned except to us as security for the lien.

          5. We must receive a consent form from all irrevocable beneficiaries, if any. We also reserve the right to require a consent form from a spouse, the Accelerated Benefit Insured, other beneficiaries, or any other person if, in our judgement, such person's consent is necessary to protect our interests.

          6. This Rider provides for the advance of a portion of the Eligible Death Benefit of this Policy. This is not meant to cause involuntary access to proceeds ultimately payable to the beneficiary. Therefore, this benefit is not available:

          A. If either the Owner or the Accelerated Benefit Insured is required by law to use this benefit to meet the claims of creditors, whether in bankruptcy or otherwise; or

          B. If either the Owner or the Accelerated Benefit Insured is required by a government agency to use this benefit in order to apply for, obtain, or otherwise keep a government benefit or entitlement.

Conditions for Advance of Subsequent Accelerated Benefit

The advance of a Subsequent Accelerated Benefit is subject to the following conditions:

          1.   An  Initial   Accelerated   Benefit  must  have  been  previously
               advanced.

          2. The lien created by the advance of the Initial Accelerated Benefit must not have been fully repaid.

          3. This Policy must be in force other than as Extended Term Insurance or Reduced Paid-Up Insurance.

          4. The sum of the Subsequent Accelerated Benefit and any existing liens against this Policy or any other policies issued by us on the life of the Accelerated Benefit Insured must not exceed the Maximum Accelerated Benefit determined at the time of the Subsequent Accelerated Benefit.

          5. The information previously provided as Rider Proof of Loss must continue to apply or new Rider Proof of Loss that is acceptable to us must be provided. We reserve the right to request additional information, additional Physician Statements, and additional physical examinations.

If lien interest is not paid to us in cash by the end of the grace period the amount of the lien interest will be automatically processed by us as a Subsequent Accelerated Benefit if the conditions listed above are satisfied.



Limitations

No benefit will be provided by this Rider if Terminal Illness results from intentionally self-inflicted injuries.

EFFECT OF RIDER BENEFITS ON POLICY VALUES

Future Benefit Adjustments

A lien will be established against the Eligible Death Benefit of this Policy in the amount of all Accelerated Benefits previously advanced, less any such amounts previously repaid.

Future Premiums

The advance of an Accelerated Benefit under this Rider will have no effect on the amount of future premiums, if any, required under this Policy.

Interest Charge

We will charge interest on the lien. The interest charge accrues daily at the lien rate then in effect. The lien rate is variable, which means that it will change from time to time. The lien rate is an effective annual rate. Lien interest is payable at the end of each policy year, or on the date the lien is repaid. Subject to the limitations described in the Benefits section, lien interest will be paid by the proceeds of a Subsequent Accelerated Benefit unless lien interest is paid to us in cash. Any lien interest not paid before the end of the period described in this Policy will cause immediate repayment of lien as described in the Repayment of Lien section of this Rider.

The lien rate may change at the beginning of the policy year but no more often than that. At the beginning of each policy year, we will set the rate that will apply for that policy year.

The maximum lien rate at any time will be the greatest of A, B and C but not to exceed the maximum interest rate allowed in the state of issue of this Rider where:

          A - is Moody's Corporate Bond Yield Average - Monthly Average Corporates, as published by Moody's Investors Service Inc., or any successor thereto, for the calendar month ending two months before the date on which the rate is determined. (If this bond average is no longer published, a similar average will be established by law or regulation issued by the insurance commissioner.)

          B - is the rate used to compute the cash surrender values under this Policy during the applicable period plus 1% per annum.

          C - is the loan rate of the policy.


If a reduction in the maximum rate, as defined above, would require a reduction of less than 1/2%, we are not required to reduce the rate. Any increase in the lien rate will be for 1/2% or more, subject to the maximum rate.

We will mail a notice to the Owner at the time a lien is made of the lien rate applicable to the lien. Also we will mail reasonable advance notice to the Owner of any change in the lien interest rate. These mailings will be sent to the last known address of the Owner.

Premiums and Monthly Deductions After Initial Claim

If this Policy requires regularly scheduled premiums we will continue to bill for premiums after the advance of the Initial Accelerated Benefit subject to the limitations described in the Benefit section. Any regularly scheduled premium that becomes due may be paid by the proceeds of a Subsequent Accelerated Benefit. Any required premium not paid before the end of the grace period will cause this Policy to lapse or terminate in accordance with the provisions of this Policy.

If this Policy requires monthly deductions from the Policy Value, we will continue to make the monthly deductions after the advance of any Accelerated Benefit. Existing Policy Loans The proceeds of the Initial Accelerated Benefit advance may be used to repay any outstanding policy loans and unpaid loan interest, but will not be required to be used in this manner.

Access to Net Surrender Value

The Owner's access to the Net Surrender Value of this Policy through policy loans or partial surrenders, if applicable, is limited to the excess of the Net Surrender Value over the total lien plus unpaid lien interest, if any, at that point in time.

Repayment of Lien

The Owner may voluntarily repay all or any portion of the lien against the Eligible Death Benefit. In certain situations, the lien must be immediately repaid. The lien must be immediately repaid:

          1.   In  full  upon  death  of the  Accelerated  Benefit  Insured,  by
               deducting  the  total  lien  from  the  Eligible   Death  Benefit
               proceeds.

          2. In part upon the surrender of this Policy, by deducting from the Net Surrender Value an amount equal to C times A divided by B where:

                     A - is the total lien at the time of surrender.

                     B - is the Eligible Death Benefit at the time of surrender.

                     C - is the Net Surrender Value.


          3. In part upon the election of or laps to Reduced Paid-Up Insurance, by deducting from the Net Surrender Value prior to the calculation of the amount of Reduced Paid-Up Insurance an amount equal to C times A divided by B where:

                    A - is the total lien at the time of the lapse.

                    B - is the Eligible Death Benefit at the time of the lapse.

                    C - is the Net Surrender Value.

          4. In part upon the occurrence of any reduction in Eligible death Benefit which causes the resulting Maximum Accelerated Benefit to be less than the total lien. The amount that must be repaid is equal to A minus B where:

                   A - is the total lien at the time of the reduction in the Eligible Death Benefit.

                   B - is the Maximum Accelerated Benefit immediately after the reduction in Eligible Death Benefit.

          5. In full upon the payment or advance of any part of the Eligible Death Benefit as a benefit under any provision of this Policy or any rider other than this Rider. However, at the Owner's option, the lien may instead be continued provided that a portion of each benefit paid or advanced under such provision is used toward repayment of the lien. The portion of each benefit used toward repayment of the lien must be an amount at least as great as C times A divided by B where:

                   A - is the total lien at the time of such benefit payment or advance.

                   B - is the Eligible Death Benefit at the time of such benefit payment or advance.

                  C - is the applicable benefit amount under such other provision.

          6. Any lien interest not repaid before the end of the grace period described in this Policy will cause this Policy to lapse or terminate in accordance with its provisions.

Extended Term Insurance

If Extended Insurance is available, no part of any existing lien need be repaid at the time of election of or lapse to Extended Term Insurance, provided the total lien does not exceed the Maximum Accelerated Benefit immediately after such election or lapse.


CLAIMS

Notice of Claim

Written Notice of Claim may be given to us any time after the date the Accelerated Benefit Insured develops a Terminal Illness as defined in this Rider. Notice of Claim must identify the Accelerated Benefit Insured and be sent to us at our Home Office.

Claim Forms

We will send claim forms to the Owner when Notice of Claim is received. If we do not mail the claim form within 15 days, the Owner will be considered to have compiled with the Proof of Loss requirements by giving us an acceptable Physician Statement and a written statement of the nature and extent of the Terminal Illness.

Rider Proof of Loss

Evidence that satisfies us that the Accelerated Benefit Insured's life expectancy is 12 months or less; in addition to a properly completed claim form, part of that evidence must be a Physician Statement completed and signed by a licensed physician. Such physician may not be a member of the immediate family of either the Accelerated Benefit Insured or the Owner of the Policy. We may request additional medical information from the physician submitting the statement. We will not unreasonably withhold our acceptance of Rider Proof of Loss.

Physical Examination

At our expense, we reserve the right to have a Physician of our choosing examine the Accelerated Benefit Insured prior to advancing the Initial Accelerated Benefit. In the event that the Physician we choose provides a different Physician Statement, we reserve the right to rely on that Physician Statement for claim purposes.

Timely Payment of Claims

All benefits described in this Rider will be available as soon as we receive satisfactory Rider Proof of Loss.

Payment of Claims

All Rider benefits will be paid to:


          1.   The owner, if living; otherwise

          2.   Any contingent owner or owners if living; otherwise

          3. The Accelerated Benefit Insured subject to the conditions for Advance of Initial Accelerated Benefits.

Legal Actions

Legal actions may not be brought against us until after 60 days from the date written Rider Proof of Loss was given to us.

GENERAL PROVISIONS

Representations and Contestability

All statements made in the application for this Rider by or on behalf of the Accelerated Benefit Insured will, in the absence of fraud, be deemed representations and not warranties. In the absence of fraud the validity of this Rider with respect to the Accelerated Benefit Insured will not be contestable after it has been in force for 2 years during the lifetime of the Accelerated Benefit Insured.

Any increase in coverage effective after the Policy Date or any reinstatement will not be contestable after such increase or reinstatement has been in force during the lifetime of the Accelerated Benefit Insured for 2 years from its effective date. A contest will be based only on the application for the increase or reinstatement.

Reinstatement

If this Policy is reinstated, this Rider will also be reinstated.

The lien, if any, that existed at the time of termination and accrued interest thereon from the date of termination to the date of reinstatement will be reinstated along with this Rider.

Consideration

This Rider is attached to and is part of this Policy. Unless changed by this Rider, all provisions, exclusions and limitations of this policy remain the same and apply to this Rider. There is no charge for this Rider prior to the time Rider benefits are applied for. It is issued in consideration of the application.


Incorrect Age or Sex

If there is an error in the age or sex of the Accelerated Benefit Insured, the benefits available under this Rider will be the amount that would be available based on the death benefit amount that this Policy and any other attached riders would have provided at the correct age or sex.

Conformity with State Statutes

If any provision of this Rider is in conflict with the laws of the state in which the Accelerated Benefit Insured resides on the Effective Date of this Rider, the provision is automatically amended to meet the minimum requirements of such laws.

Termination of Rider

This Rider terminates:

          1.   On the day we receive written request of the Owner, or

          2.   Upon termination of this Policy: or

          3.   When this Policy reaches its Maturity Date, if any; or

          4.   Upon any expiry of coverage of the Accelerated Benefit Insured.

Coverage will terminate at 12:00 midnight on any given termination date.

Signed for the Pan-American Assurance Company at its Home Office in New Orleans, Louisiana.

                                                            /s/William T. Steen
                                                             Corporate Secretary